Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer/Rob Fink KCSA Strategic Communications 212-896-1215 (Todd) /212-896-1206 (Rob) tfromer@kcsa.com / rfink@kcsa.com

Ormat Technologies Reports 2013 First Quarter Results

RENO, Nevada, May 7, 2013 -- Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter of 2013.

Financial highlights & Recent Developments:

•
Total revenues amounted to $121.7 million; a 8.0% decrease from the first quarter of 2012, mainly due to a reduction in the electricity segment revenues of $9.3 million related to our SO#4 PPAs in California and a net loss of $4.6 million related to derivative instruments;

•	Product segment strength continues with a Backlog of $224 million as of May 7, 2013.

•	Replaced two SO#4 PPAs tied to natural gas at the Mammoth complex with up to 21.5 MW of new long-term fixed price PPAs, with higher rates.

•
Net loss amounted to $1.9 million or $0.04 per share compare to net income of $8.0 million or $0.17 per share; net income excluding one-time termination fee of $9.0 million related to the replacement of Mammoth PPAs and a $4.6 million loss related to oil and gas derivative instruments was $11.6 million or $0.26 per share;

•	Received $35.7 million in cash as a result of the ORTP tax equity transaction.

•	Reached commercial operation for the 36 MW Olkaria III Plant 2 in Kenya; increasing our worldwide generating capacity to 611 MW;

•	Signed the Sarulla agreements and secured our role as a supplier for approximately $254 million;

•	Signed a 20-year PPA with Southern California Public Power Authority (SCPPA) for our 16 MW Wild Rose project in Nevada;

Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated:  "Since the beginning of the year, we have achieved significant milestones that will further improve both segments performance. Our 2013 organic growth plan to reach 637 MW is on schedule. The 36 MW Plant 2 in the Olkaria III complex in Kenya reached commercial operation bringing the total capacity of our portfolio to 611 MW, and we are progressing with the construction of Heber Solar and Wild Rose projects that we expect to complete by the end of 2013. In 2014, we plan to bring on line plant 3 at the Olkaria III complex increasing its capacity to approximately 100 MW.”

“The power generation rose 4.2% over the same period last year, driven mainly by our McGinness Hills power plant, which began operations in July 2012.  Additionally, we continue to take action to increase earnings and reduce the effect that natural gas prices have on our financial performance. We replaced two of the SO#4 PPAs with new long-term fixed price PPAs for our Mammoth complex in California. The improved energy rates under the new PPAs are secured until 2033 and will significantly improve the Mammoth complex profitability.”

“Our product segment continued to benefit from strong demand for new geothermal power plants and other power generating units.  The strong backlog coupled with recent positive development in the Sarulla project provide enhanced visibility on our product revenue for the coming few years.”

Ms. Bronicki added, “We reaffirm our 2013 guidance and expect total revenues to be between $515 million to $535 million with electricity revenues between $335 million and $345 million and product segment revenues between $180 million and $190 million.”

Financial Summary

For the three months ended March 31, 2013, total revenues decreased 8.0 percent to $121.7 million from $132.4 million in the first quarter of 2012.  Product revenues increased slightly to $50.6 million from $50.1 million in the three months ended March 31, 2012. Electricity revenues decreased 13.6 percent to $71.1 million from $82.2 million in the three months ended March 31, 2012. The decrease was mainly due to a reduction of $9.3 million in revenues due to the transition to short run avoided cost pricing linked to natural gas prices in our SO#4 PPAs in California and a net loss of $4.6 million loss related to derivative instruments; this decrease was offset by revenue contribution from Tuscarora and McGinness power plants.

Operating income for the three months ended March 31, 2013 was $8.5 million, compared to operating income of $25.7 million for the three months ended March 31, 2012. The decrease was primarily due to a decrease in our gross margin as a result of the reduction in the electricity revenues and a one-time termination fee related to the replacement of two Mammoth SO#4 PPAs included in the selling and marketing expenses.

For the three months ended March 31, 2013, the company reported a net loss of $1.9 million, or $0.04 per share, compared to net income of $8.0 million or $0.17 per share for the three months ended March 31, 2012. Net income excluding a one-time termination fee of $9.0 million related to the replacement of two Mammoth PPAs and $4.6 million loss related to derivative instruments was $11.6 million or $0.26 per share;

Adjusted EBITDA for the three months ended March 31, 2013 was $45.7 million, compared to $51.5 million for the three months ended March 31, 2012.  The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below in this release.

Net cash provided by operating activities was $18.2 million in the three months ended March 31, 2013, compared to $41.9 million in the three months ended March 31, 2012.

As of March 31, 2013, cash, cash equivalents and a short-term bank deposit were $60.6 million. In addition, as of March 31, 2013, the company had available committed lines of credit with commercial banks aggregating $440.9 million, of which $152.9 million was unused.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 A.M. EDT on Wednesday, May 8, 2013.  The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat's website.

A webcast will be available approximately two hours after the conclusion of the live call. A replay of the call will be available beginning approximately at 1 p.m. EDT on May 8, 2013 through 11:59 p.m. EDT, May 15, 2013.

To access the replay, interested investors should call: (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (International) and enter the Reply code: 55307557.

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 82 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered and built power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1600 MW of gross capacity. Ormat's current generating portfolio of 611 MW (net) includes in the U.S.; in Guatemala; in Kenya; and, in Nicaragua.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three-Month Periods Ended March 31, 2013 and 2012
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands, except per share data)
Revenues:
Electricity	$71,102	$82,247
Product	50,608	50,105
Total revenues	121,710	132,352
Cost of revenues:
Electricity	56,937	57,931
Product	37,041	34,627
Total cost of revenues	93,978	92,558
Gross margin	27,732	39,794
Operating expenses:
Research and development expenses	1,000	1,048
Selling and marketing expenses	11,571	4,922
General and administrative expenses	6,650	7,314
Write-off of unsuccessful exploration activities	—	768
Operating income	8,511	25,742
Other income (expense):
Interest income	41	388
Interest expense, net	(15,863)	(14,878)
Foreign currency translation and transaction gains (losses)	1,682	14
Income attributable to sale of tax benefits	3,532	2,517
Other non-operating expense, net	1,417	(161)
Income (loss), before income taxes and equity in
losses of investees	(680)	13,622
Income tax provision	(1,217)	(5,457)
Equity in losses of investees, net	—	(140)
Net income (loss)	(1,897)	8,025
Net income attributable to noncontrolling interest	(85)	(130)
Net income (loss) attributable to the Company's stockholders	$(1,982)	$7,895

Earnings (loss) per share attributable to the Company's stockholders — basic and diluted	$(0.04)	$0.17
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	45,431	45,431
Diluted	45,431	45,437

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of March 31, 2013 and December 31, 2012
(Unaudited)

	March 31,	December 31,
	2013	2012
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$57,627	$66,628
Short-term bank deposit	3,015	3,010
Restricted cash, cash equivalents and marketable securities	124,887	76,537
Receivables:
Trade	42,779	55,680
Related entity	397	373
Other	10,962	8,632
Due from Parent	364	311
Inventories	18,258	20,669
Costs and estimated earnings in excess of billings on uncompleted contracts	10,135	9,613
Deferred income taxes	1,238	637
Prepaid expenses and other	30,151	34,144
Total current assets	299,813	276,234
Unconsolidated investments	2,789	2,591
Deposits and other	39,670	36,187
Deferred income taxes	52,939	53,989
Deferred charges	35,217	35,351
Property, plant and equipment, net	1,207,410	1,226,758
Construction-in-process	439,301	396,141
Deferred financing and lease costs, net	31,748	31,371
Intangible assets, net	34,681	35,492
Total assets	$2,143,568	$2,094,114
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$78,406	$98,001
Deferred income taxes	20,392	20,392
Billings in excess of costs and estimated earnings on uncompleted contracts	21,749	25,408
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	29,408	28,231
Other	15,494	11,453
Full recourse	28,760	28,649
Total current liabilities	194,209	212,134
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	298,944	312,926
Other loans	281,930	242,815
Full recourse:
Senior unsecured bonds	250,827	250,904
Other loans	78,882	82,344
Revolving credit lines with banks (full recourse	88,349	73,606
Liability associated with sale of tax benefits	77,216	51,126
Deferred lease income	65,696	66,398
Deferred income taxes	45,118	45,059
Liability for unrecognized tax benefits	7,795	7,280
Liabilities for severance pay	23,501	22,887
Asset retirement obligation	19,665	19,289
Other long-term liabilities	4,917	5,148
Total liabilities	1,437,049	1,391,916

Equity:
The Company's stockholders' equity:
Common stock	46	46
Additional paid-in capital	733,683	732,140
Retained earnings	(39,717)	(37,735)
Accumulated other comprehensive income	609	651
	694,621	695,102
Noncontrolling interest	11,898	7,096
Total equity	706,519	702,198
Total liabilities and equity	$2,143,568	$2,094,114

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information
For the Three-Month Periods Ended March 31, 2013 and 2012
(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, excluding impairment of long-lived assets and one-time termination fee. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and Adjusted EBITDA for the three-month periods ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
	(in thousands)

Net cash provided by operating activities	$18,216	$41,874
Adjusted for:
Interest expense, net (excluding amortization
of deferred financing costs	14,336	13,647
Interest income	(41)	(388)
Income tax provision (benefit	1,217	5,457
Adjustments to reconcile net income or loss to net cash
provided by operating activities (excluding
depreciation and amortization)	3,024	(9,105)
EBITDA	36,752	51,485
Termination fee	8,979	—
Adjusted EBITDA	$45,731	$51,485
Net cash used in investing activities	$(98,244)	$(62,333)
Net cash provided by financing activities	$71,027	$5,153
Depreciation and amortization	$23,137	$24,744